January 12, 2024

Dear Shareholder:

MacKenzie Realty Capital, Inc. (“MRC”) is issuing its quarterly Series B preferred share dividend.  The dividend is payable to shareholders of record as of December 31, 2023.  Shareholders accepted into the Fund as of November 1 will receive a dividend of $0.125 per share and December 1 will receive a dividend of $0.0625 per share, which is equal to an annualized rate of 3%.

Enclosed is your Investor Statement with this quarter’s payment details.  If you invested through a trustee or custodian or requested a third-party deposit, or if you participate in the Dividend Reinvestment Plan, your dividend has been transmitted as directed.  If you receive a cash dividend, your check will arrive separately.

In addition, the Board has approved a Series B preferred share dividend at the rate of $0.0625 per month to holders of record as of January 31, February 28, and March 31, 2024.  This dividend will be paid during the month of April 2024.

Further, below is our 2023 dividend allocation for federal income tax purposes.  MRC’s tax return for the year ended December 31, 2023, has not yet been filed.  As a result, the income tax allocation for the dividends discussed below has been calculated using the best available information as of the date of this announcement.  If the amounts noted below change materially once we complete our 2023 tax return, we will provide corrected information once we are able to do so.   Please note that tax laws affect taxpayers differently, and the above information is not intended as advice to shareholders as to how dividends should be reported on their tax returns.  We encourage shareholders to consult with their own tax advisors with respect to the income tax effects of these dividends.

Record Date	Payment Date	Ordinary Dividends	Capital Gain Distribution	Return of Capital	Total Distribution per Share
Preferred Series B Stockholders

12/31/2023	1/12/2024	$-	$-	$0.125	$0.125

Totals		$-	$-	$0.125	$0.125

		0.00%	0.00%	100.00%

We appreciate your investment in MRC.  We are excited about the interest we have received in MRC from investors and the investment opportunities we have encountered.  We believe your confidence in us will be rewarded.

Sincerely,
MacKenzie Realty Capital, Inc.

Robert E. Dixon, President

The statements and certain other information contained in this letter, which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “continue,” “remains,” “intend,” “aim,” “towards,” “should,” “prospects,” “could,” “future,” “potential,” “believe,” “plans,” “likely,” “anticipate,” “position,” “probable,” “committed,” “achieve,” “rewarded,” and “focused,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment. Such risks and uncertainties could cause actual results to differ materially from those projected. These uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, and other risk factors.

This letter does not constitute an offer to purchase or sell Mackenzie securities; only the Offering Circular should be relied upon for any investment decision. No money or consideration is being solicited by the information in this letter or any other communication and, if sent, money will not be accepted and will be promptly returned. A potential investor’s indication of interest does not create a commitment to purchase the securities we are offering. Any such indication of interest may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance is given and all other requirements to accept an investment from a potential investor are met.  A copy of the Offering Circular may be obtained on the SEC’s website: https://www.sec.gov/Archives/edgar/data/1550913/000155091323000037/offeringcircular111423.htm